EXHIBIT 6.1

                     LETTER AGREEMENT WITH LEROY HALTERMAN
                             DATED FEBRUARY 3, 2003





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                            Leroy Halterman, CPG, RPG
                               820 Pledra Vista NE
                              Albuquerque, NM 87123
                                 (505) 235-4467

February 3, 2003

Mr. Ken Cabianca
President
Brinx Resources Ltd.
4519 Woodgreen Drive
West Vancouver, British Columbia
Canada  V7S 2T8

Dear Mr. Cabianca:

This letter is to confirm our conversation retaining my professional services for the Phase 1 Program on the Kendra Claims, located in Hidalgo County, New Mexico. I will start immediately by submitting a plan of operations to the BLM. Although there will be no significant impact to the land it is always good practice to do this prior to any program. My schedule should allow me to start on this project within the next three to four weeks. As outlined in the report with minor variations the phase I program will be limited to defining drill targets for the Phase II program. It is anticipated to cost approximately $11,250 US. The following discussion gives a brief description of the Phase I program:

         1. Additional mapping and sampling to confirm earlier sampling and to better target drill holes to test untested mineralized areas of the Kendra claim block.
         2. Perform close spaced geochemical rock and soil sampling across the entire staked area. The soil samples would collected from approximately 1-2 feet below the surface and have them tested for gold, silver, antimony, mercury and arsenic. In addition to this technique a new geochemical technique called Enzyme Leach may be tested. This new technique has been used with some success in tests and also in exploration.

I will stay in touch with you concerning the status of the plan of operations, the laboratory selected to run the samples, and the final scheduling of the project.

Sincerely,

/s/ Leroy Halterman

Leroy Halterman
Register Professional Geologist, WY 1226
Certified Professional Geologist, 3444